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                                                                   EXHIBIT 10.11

                           CABLE AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the 10th day of December 1998, by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and COMCAST PROGRAMMING, a Division of COMCAST CORPORATION, a Pennsylvania corporation ("Affiliate"), whose address is 1500 Market Street, Philadelphia, Pennsylvania, 19102-2148.

1.      GRANT OF LICENSE

1.1 Wink hereby grants to Affiliate the non-exclusive license to use the Wink ITV Studio, Wink ITV Broadcast Server, and Wink ITV Response Server versions 1.0 and 1.x (all applicable) updates (hereinafter collectively referred to as "Wink Software") to deliver to either advanced analog and/or digital set top boxes the Enhanced Broadcasting within its New Haven, CT Operating Area (Launch Market), or any portion thereof, as determined by Affiliate.

1.2 For purposes of this Agreement, the "Operating Area" of any system shall mean, with respect to a cable television system, the geographical area where Affiliate is authorized to construct, operate, manage or maintain a cable television system.

1.3 Affiliate agrees to test the Wink Software on advanced analog (CFT 2200) cable set top boxes in New Haven, CT, or any portion thereof, as determined by Affiliate.

2.      TERM

2.1 The term of this Agreement shall commence on the date of execution of this Agreement and terminate December 31, 2001.

3.      INTEGRATION

3.1 Affiliate will make commercially reasonable efforts to test Enhanced Broadcasting in the New Haven, CT Operating Area (Launch Market), or any portion thereof, as determined by Affiliate. For the purposes of this Agreement, Enhanced Broadcasting consists of video originated by a national broadcaster or a cable programming network that has been enhanced through the use of Wink Software. It is Affiliate's intent, subject to technical issues, to initiate such test by March 31, 1999.

3.2 Wink agrees to perform all Wink related work necessary to integrate with advanced analog and digital cable set top boxes at no charge to Affiliate.



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3.3     Affiliate agrees to allow Wink to install and use Wink Response Servers located in individual Affiliate Operating Area headends in which Affiliate determines to deploy Wink Software, to collect, aggregate, and route responses for national Enhanced Broadcasting applications through Wink's Alameda Data Center. Wink shall provide relative equipment and perform all Wink-related installation work necessary to ensure proper operation of the Wink Software and reliable delivery of Enhanced Broadcasting and shall provide on-going technical support for the Wink Software through the term of the Agreement for the Launch Market(s). Wink is responsible to maintain and repair all Wink related head-end components.

3.4 Wink agrees to provide weekly reporting to Affiliate of all response traffic generated by its Wink enabled Affiliate subscribers.

4.      RATES AND DEPLOYMENT

4.1 Affiliate shall have the right and option to include up to two (2) additional 2-way Wink capable advanced analog and/or digital Operating Areas under this Agreement as long as such Operating Areas launch prior to or on December 31, 1999, and such Operating Areas shall each be considered a Launch Market. Launch Market is defined as a Comcast market that receives no license fee, installation, or integration fees for the term of this Agreement. In the event that Comcast adds a 2nd or 3rd market to this Agreement per the launch option above, Affiliate agrees that such Launch Markets shall deploy WINK to all advanced analog and/or digital households and shall be governed by the terms of this Agreement.

4.2 Affiliate understands that the Enhanced Broadcasting service is delivered from National Broadcasters and National Cable Programming Services (hereinafter collectively referred to as "Programmers") in the VBI of the Programmers Video Signal. If Affiliate experiences problems with the Enhanced Broadcasting delivery system, Affiliate will reasonably cooperate with Wink to remedy such problems.

4.3 Wink agrees to revenue share with Affiliate on all transaction processing fees associated with the Enhanced Broadcasting applications. Wink agrees to share [ * ] percent of gross transaction processing fees (including, but not limited to Purchase Transaction Fees and Request Transaction Fees). See Schedule A.

5.      PROMOTION AND RESEARCH


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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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5.1     Affiliate agrees to promote the initial test of the Wink service to applicable Subscribers within the Operating Area of New Haven, CT. Advertising, promotional, marketing and/or sales materials concerning the Wink service which are provided to Affiliate by Wink may be used at the discretion of Affiliate.

5.2 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with Affiliate. Affiliate shall provide Wink with reasonable assistance in conducting such research with respect to Affiliate's subscribers. Wink agrees to communicate to Affiliate, 30 days in advance, of such marketing tests and surveys. Wink shall pay for all Wink conducted research. Affiliate agrees that Wink will have access to research regarding the deployment, launch, and usage of Wink service by Affiliate subscribers. Wink agrees that Affiliate will have access to research regarding the deployment, launch, and usage of Wink service by Affiliate subscribers.

6.      NOTICES

6.1 All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express delivery, addressed, if to WINK COMMUNICATIONS, Attn: VP Affiliate Sales at 1001 Marina Village Parkway, Alameda, CA 94501. If to Affiliate, Attn: SVP, Programming, at 1500 Market Street, Philadelphia, PA 19102. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

7.      TRADEMARKS

7.1 All right, title and interest in and to the Wink Software or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Affiliate acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the Wink Software are the sole and exclusive properly of Wink, and no rights or ownership are intended to be or shall be transferred to Affiliate. Wink acknowledges and agrees that all use of the name Comcast and the concentric "C". logo shall remain the sole and exclusive property of Affiliate, and cannot be used by Wink without express permission by Affiliate, and no right or ownership are intended to be or shall be transferred to Wink.

8.      REPRESENTATION AND INDEMNIFICATION



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8.1     Wink represents and warrants to Affiliate that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

8.2 Affiliate represents and warrants to Wink that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Pennsylvania; (ii) Affiliate has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; (iii) Affiliate is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

8.3 Wink shall indemnify, defend and hold harmless any Comcast company, Affiliate, its parents, subsidiaries, and their respective affiliates, officers, directors, employees and agents from and against any and all losses, settlements, claims, actions, suits, proceedings, investigation, judgments, awards, damages, liabilities, costs and expenses including, without limitation, reasonable attorneys' fees (collectively "Losses" and, individually, a "Loss") which arise out of or as a result of (i) any claim, demand, action, suit or proceeding in which it is alleged that the Wink Software or any part thereof violates or infringes any patent or copyright or other proprietary right of any third party or constitutes a misappropriation of any third party's trade secrets or
        (ii) arising out of or as a result of any Wink equipment.

9.      CONFIDENTIALITY

9.1 Neither Affiliate nor Wink shall disclose to any third party (other than its respective employees, in their capacity as such), any relevant information marked "confidential" without prior written consent. The parties agree to keep the terms of this Agreement confidential, but acknowledge that disclosure may be made to applicable Programmers that Enhanced Broadcasting is being broadcast with their programming and that certain other disclosures may be required by law.

9.2 It is the intent of both parties to issue a joint press release with respect to this Agreement within fourteen (14) days of execution of this Agreement. Neither party shall issue any press release, with respect to this Agreement, unless the content of such release is mutually approved.

9.3 Wink commits to Affiliate that Wink will implement high levels of security on the network for the collection, storage, and routing of Subscriber Data. Wink further agrees to only release individual Subscriber Data to entities



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        that a subscriber decides should have that information. Choice is granted by the subscriber through their deliberate interaction with a Wink Enhanced Broadcasting application. For purposes of this Agreement, Subscriber Data is defined as that information which currently resides in Affiliate's billing system, e.g. subscriber name, address, phone number, service level, monthly billing amount, ordering activity tied to pay-per-view and other ancillary services and Wink Software.

10.     TERMINATION

10.1 Notwithstanding any other provision herein, Wink will have the right to terminate this Agreement or all or any licenses granted herein if Affiliate has made a misrepresentation herein or fails to comply with any of its material obligations under this Agreement. Should Wink elect to exercise this right to terminate, it must be done in writing specifically setting forth those items of misrepresentation or nonperformance. Affiliate will then have thirty (30) days from receipt of notification to remedy the items of nonperformance.

10.2 Notwithstanding any other provision herein, Affiliate will have the right to cease distribution of Enhanced Broadcasting and/or terminate this Agreement or any licenses granted herein at their sole discretion, relative to any or all Operating Areas under this Agreement.

10.3 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Affiliate to use the Wink Software will cease. In such instance, Wink will immediately remove the Wink Software and any Wink equipment from Affiliate premises, and Affiliate will allow Wink to so remove. Furthermore, Affiliate will
        (i)purge all copies of all Wink Software from all computer processors or storage media on which Affiliate has installed or permitted others to install such Wink Software, and (ii) when requested by Wink, certify to Wink in writing, signed by an officer of Affiliate, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Product remains in Affiliate's possession or under its control.

11.     GENERAL

The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

a) This Agreement may not be assigned outside of Affiliate Operating Area without prior written mutual consent of Affiliate and Wink.

b) This Agreement may be amended only by an instrument in writing, executed by Affiliate and Wink.



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c)      This Agreement will be governed in all respects by the laws of the State of California.

d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Affiliate and Wink.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.



WINK COMMUNICATIONS, INC.               COMCAST PROGRAMMING

By:                                     By:
      Maggie Wilderotter                Thomas A. Hurley
      CEO/President                     Senior Vice President
                                        Programming



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                          WINK/AFFILIATE REVENUE SHARE
                                  -SCHEDULE A-

                      WINK RESPONSE SERVICE TRANSACTION FEE

                         [ * ] OF GROSS TRANSACTION FEE

Purchase Transaction is defined as transaction(s) initiated by Wink enabled subscribers which result in the purchase of services or products advertised through a Wink Enhanced Broadcast application.

Request Transaction is defined as transaction(s) initiated by Wink enabled subscribers which result in the subscriber requesting information that must be sent to subscriber about services or products advertised through a Wink Enhanced Broadcast application.

Wink commits that as of this Agreement execution date, Wink's revenue share on the transaction processing fee with any other Cable Operator (Multiple System Operator) is not higher than [ * ].

Wink shall accord Affiliate Most Favored Nations status in any future Wink Affiliation Agreement. This provision shall survive the expiration or termination of this Agreement.


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     *    Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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